Exhibit 99.1

PRESS RELEASE

Available for Immediate Publication: March 29, 2005
Contacts:  Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
           R. Dale McKinney, EVP / Chief Financial Office (209) 725-7435
             Web Site www.ccow.com

         Capital Corp of the West Announces a Nine for Five Stock Split.

      Merced, California, March 29, 2005 - Capital Corp of the West (NASDAQ:NMS:
CCOW), the holding company for County Bank, Central California's Community Bank, announced that, today, its board of directors declared a nine for five split for shareholders of record as of April 8, 2005, payable on April 29, 2005. Fractional shares will be paid in cash.

      "We anticipate this stock split will allow our stock to trade in a price range that will encourage greater investment in our company by individual as well as institutional investors", stated Tom Hawker, Chief Executive Officer of Capital Corp of the West. "We also believe this stock split will benefit our shareholders by increasing the public float and therefore improving the liquidity of our common shares. Finally, we believe that the ratio of this stock split demonstrates our strong commitment to maintaining a conservative approach to the growth of our company." Mr. Hawker also noted that investors who purchased 1,000 shares of our stock in 1977 at the initial $12.00 per share price would now have after this split 36,000 shares of stock with an approximate value of $908,000, a 27 year compounded annual return in excess of 17%.

      Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has more than 27 years of service as "Central California's Community Bank." Currently County Bank has twenty branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Stanislaus, San Joaquin, San Francisco and Tuolumne. As of the latest FDIC data, County Bank has a 6.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-nine financial institutions in this market area. For further information about the Company's financial performance, contact Tom Hawker, President & Chief Executive Officer at (209) 725-2276, or R. Dale McKinney Chief Financial Officer, at (209) 725-7435.